2020 Premium-Priced Option Award Agreement
NCR Corporation 2017 Stock Incentive Plan
(Non-Statutory Stock Option)
Congratulations on your award of “premium-priced” options as part of NCR’s 2020 executive compensation program.  The Compensation and Human Resources Committee of our Board of Directors approved your award in anticipation of your future contributions to the success of NCR.  The award also recognizes your past performance and upholds our commitment to rewarding our higher performers.  This award is an opportunity to celebrate your achievements and to continue to expand your ownership stake in NCR.

Your premium-priced option (“Option”) is awarded (the “Award”) under the NCR Corporation 2017 Stock Incentive Plan as amended from time to time (“Plan”) to purchase Shares of Common Stock from NCR Corporation (“NCR” or “Company”). See the option page at www.netbenefits.fidelity.com for the number of Option Shares granted to you, the date of grant (“Grant Date”), your premium purchase price (“Exercise Price”) and other Award details. Your award is subject to the terms and conditions of this 2020 Premium-Priced Option Award Agreement (“Agreement”) and the Plan. Capitalized terms not defined in this Agreement have the meanings provided under the Plan.
1. Option Expiration. Your Option will expire on the seventh (7th) anniversary (“Expiration Date”) of the Grant Date, unless sooner terminated due to your Termination of Employment as described below. If the Expiration Date falls on a Saturday, Sunday or holiday, your Option will instead expire on the next following business day.
2. Option Vesting. Your Option will become exercisable in approximately equal annual installments on each of the first, second and third anniversaries of the Grant Date (each a “Vesting Date”), provided you are continuously employed by an Employer through the applicable Vesting Date. If for any reason your Termination of Employment occurs before your Option fully vests, your entire unvested Option will automatically be forfeited and cancelled unless otherwise provided in this Agreement. Your Option is considered “Vested” to the extent it becomes vested under this Section 2 or Section 3.
3. Accelerated Option Vesting and Forfeiture Events. Your Option will vest earlier than the applicable Vesting Date, or be forfeited and cancelled before vesting, as follows:

Event	Treatment of Option
Retirement or Involuntary Termination (other than for Cause)
Vesting: Your unvested Option will vest pro rata, determined as follows: (a) the number of Shares subject to the Option awarded pursuant to this Agreement will be multiplied by a fraction, the numerator of which is your Work Period, and the denominator of which is the Vesting Period, and (b) subtracting from the resulting amount the portion of the Option awarded pursuant to this Agreement that previously Vested under this Agreement (if any).

Vested Option Exercisable: Until the earlier of the first anniversary of your Termination Date, or the Expiration Date.

Termination for Cause or Voluntary Resignation	Your unvested Option will be forfeited and cancelled on your Termination Date, except in the case of a Voluntary Resignation satisfying the Mutually Agreed Retirement requirements.
Death, Disability, Change in Control Termination or Good Reason Termination	Vesting: 100% vesting on your Termination Date Vested Option Exercisable: Until earlier of the first anniversary of your Termination Date, or the Expiration Date.
Mutually Agreed Retirement
Vesting: Subject to the approval of the Committee in its sole discretion, if: (a) you retire from employment at age 62 or older with at least 2 years of continuous service with an Employer (excluding service with acquired entities before the acquisition), and (b) you continue to comply with this Agreement (including, without limitation, Section 9 hereof), then your Option will continue to vest pursuant to the terms of this Agreement as if you had remained actively employed. This treatment will apply instead of any Retirement treatment that may also apply to you under this Agreement.
Vested Option Exercisable: Until the Expiration Date.

Event	Treatment of Option
Special Change in Control Rule
Vesting: Notwithstanding and without regard to any other provision of this Section 3, if a Change in Control occurs before a Vesting Date and the Option is not assumed, converted or replaced by the continuing entity or successor, the Option will become 100% Vested immediately before the Change in Control.
Vested Option Exercisable: N/A, Option must be cashed out in connection with the Change in Control.

4. Definitions: These definitions apply under this Agreement:
“Change in Control Termination” means Termination of Employment by the Employer or the continuing entity or successor other than for Cause (as defined in the NCR Change in Control Severance Plan if you participate in that plan on your Termination Date; otherwise as defined in the Plan, and excluding termination due to Disability) occurring during the twenty-four months following a Change in Control wherein this Award is assumed, converted or replaced by the continuing entity or successor.
“Disability” means your qualifying for benefits under your Employer’s long-term disability plan.
“Employer” means NCR Corporation (the Company) or any Subsidiary or Affiliate.
“Good Reason Termination” means, if you are a participant in the NCR Change in Control Severance Plan, or an NCR policy or similar arrangement or individual agreement that defines “Good Reason” in the context of a resignation following a Change in Control, your Termination of Employment for Good Reason as so defined within twenty-four (24) months following a Change in Control.
“Involuntary Termination (other than for Cause)” means Termination of Employment by the Employer for any reason other than for Cause (as defined in the Plan and, for the avoidance of doubt not including any termination due to your Disability), excluding termination by the Employer or the continuing entity or successor during the twenty-four (24) months following a Change in Control.
“Retirement” means Termination of Employment at age 62 or older with at least 10 years of continuous service with an Employer through your Termination Date (excluding service with acquired entities before the acquisition).
“Termination Date” means the date of your Termination of Employment for any reason.
“TPA” means the third party administrator for the Plan
“Vesting Period” means the number of days in the period starting on the Grant Date an ending on your last Vesting Date.
“Work Period” means the number of days in the period starting on the Grant Date and ending on your Termination Date.
5. Confidentiality. You agree that this Agreement’s terms are to remain confidential and you won’t disclose such terms to anyone except: (a) your spouse, domestic partner, tax advisor, or attorney, or as required by law; (b) you may disclose the non-disclosure, non-competition, non-solicitation, and non-recruit/hire covenants herein to a prospective employer; (c) a disclosure by you of this Agreement required pursuant to a legal request (e.g., subpoena or court order) will not constitute a breach of this Agreement if, to the extent permitted under the circumstances, you: (i) have first provided notice to NCR, and its General Counsel at law.notices@ncr.com, and provided an opportunity to NCR to protect such information by protective order or other means, and (ii) you disclose only that portion of this Agreement that you are legally required to disclose; and (d) [FOR US EMPLOYEES ONLY:] nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Department of Justice, or any other federal, state or local governmental agency or commission (“Government Agencies”), or to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by Government Agencies, including providing documents or other information, without notice to the Company. You agree that you will require any persons to whom disclosure is made as permitted by this Section to keep such information confidential and not disclose it to others.
6. Option Exercise. The Option shall be exercised in the manner required by the Plan Administrator. In countries where deemed mandatory, the exercise price will be paid by simultaneous sale of the Option Shares exercised, in such a manner that NCR is not taxed upon making the Award. To the extent local law permits, the Vested Option outstanding on the Expiration Date (or earlier Option termination date hereunder), shall be automatically exercised on the Expiration Date (or such earlier date) if the Fair Market Value exceeds the Exercise Price on such date. Any automatic exercise will be made in the manner required by the Plan Administrator and the TPA, which may include withholding Option Shares to satisfy the Exercise Price. By accepting your Award, you agree (a) to such automatic exercise and any related applicable terms, and (ii) that the Employer, its employees and agents shall in no event be liable for any direct, indirect, punitive, incidental, special or consequential damages or any damages whatsoever related to such an automatic exercise.
7. Settlement After Option Exercise. NCR will credit you with the number of Shares resulting from your Option exercise (less applicable deductions) within a reasonable time after exercise, before which you will have no NCR stockholder rights or privileges with respect to the Shares.
8. Withholding. Before tax and withholding events, as a condition of your receiving Shares after Option exercise, you agree to make arrangements satisfactory to the Employer and Plan Administrator to satisfy all income tax, social insurance tax, payroll tax, fringe benefits tax and other Federal, state or local and non-U.S. tax payment or withholding requirements or other tax related items (collectively, “Tax-Related Items”) determined by the Plan Administrator in its sole discretion in connection with the Award or your Option exercise or vesting, including: (i) paying NCR, in its sole discretion, through payroll withholding or other Plan Administrator-required method, the amount of Tax-Related Items required to be paid or withheld due to your Option grant, vesting or exercise. Such payment of Tax-Related Items will be made by NCR withholding Shares that are issuable upon exercise of the Option equal to the amount required to be withheld or paid as determined by NCR, except to the extent that: (i) the Chief Human Resources Officer permits payment for such Tax-Related Items in cash by an employee other than an executive officer of NCR (“Executive Officer”) subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Act”), or (ii) you are an Executive Officer and you elect to make payment for such Tax-Related Items in cash or by instructing NCR and any brokerage firm approved by NCR to sell on your behalf the Shares issuable upon Option exercise that NCR determines will satisfy such Tax-Related Items. Any withholding of Shares or sale or cash payment pursuant to this Section will occur when the requirement to withhold or pay taxes arises, or as soon as practicable afterwards if permitted by NCR. If you are an Executive Officer who instructs a brokerage firm sale permitted by this Section, you will be responsible for, and will indemnify and hold NCR and the Employer harmless with respect to, any and all losses, costs, damages or other expenses (including brokerage fees and other similar costs related directly to any such sale of Shares) arising in connection with, or related to, any such sale. You acknowledge that if, at the time any Shares are sold to satisfy requirements relating to Tax-Related Items pursuant to this Section, you are an Executive Officer as defined above, any such sale of Shares must be made pursuant to an exemption from the requirements under Section 16(b) of the Act.
You agree that the ultimate liability for all Tax-Related Items remains your responsibility and may exceed the amount withheld. Depending on the withholding method, NCR may withhold or account for Tax-Related Items by considering such statutory withholding rates as may be determined applicable in the discretion of the Plan Administrator that will not result in an adverse accounting consequence or cost.
9. Non-Competition, Non-Solicitation and Non-Recruit/Hire.
(a) Pursuant to your employment with NCR (“the Company”), you have or will have access to, and knowledge of, certain confidential information (including, without limitation, trade secrets and information about the Company’s business, operations, customers, employees, and industry relationships) not known to, or readily ascertainable by, the public or NCR’s competitors and that gives the Company a competitive advantage (“Confidential Information”). You acknowledge that any unauthorized use (including use for your own benefit or to the benefit of others), transfer, or disclosure by you of NCR’s Confidential Information can place NCR at a competitive disadvantage and cause damage, financial and otherwise, to its business. You further acknowledge that, because of the knowledge of and access to the Confidential Information of the Company that you have acquired or will have acquired during your employment, you will be in a position to compete unfairly with the Company following the termination of your employment.
(b) Post-Employment Restrictive Covenants. Therefore, for the purpose of protecting NCR’s business interests, including the Confidential Information, goodwill and stable trained workforce of the Company, and in exchange for the benefits and consideration provided to you under this Agreement (including, without limitation, the potential future vesting of Options or restricted stock units), you agree that, for a 12-month period after the termination of your NCR employment (or the maximum period allowed by applicable law if less than 12 months) (the “Restricted Period”), regardless of the reason for termination, you will not, without the prior written consent of the Chief Executive Officer of NCR:
(1).    Non-Recruit/Hire - Directly or indirectly (including without limitation assisting third parties) recruit, hire or solicit, or attempt to recruit, hire or solicit any employee of NCR, induce or attempt to induce any employee of NCR to terminate his or her employment with NCR, or refer any such employee to anyone outside of the Company for the purpose of that NCR’s employee’s seeking, obtaining, or entering into an employment relationship or agreement to provide services;
(2).    Non-Solicitation - Directly or indirectly (including without limitation assisting others), solicit or attempt to solicit the business of any NCR customers or prospective customers with which you had Material Contact (as defined in Section 9(c)(i) below) during the last 2 years of your NCR employment for purposes of providing products or services that are competitive with those provided by NCR;
(3).    Non-Competition - Perform services, directly or indirectly, in any capacity (including, without limitation, as an employee, consultant, contractor, owner or member of a board of directors): (i) of the type conducted, authorized, offered, or provided by you on behalf of NCR during the 2 years prior to termination of your NCR employment; (ii) in connection with NCR Competing Products/Services (as defined in Section 9(c)(ii)) that are similar to or serve substantially the same functions as those with respect to which you worked during the 2 years prior to termination of your NCR employment or about which you obtained trade secret or other Confidential Information; (iii) within the geographic territories (including countries and regions, if applicable, or types, classes or tiers of customers if no geographic territory was assigned to you) where or for which you performed, were assigned, or had responsibilities for such services during the 2 years preceding your termination; and (iv) on behalf of a Competing Organization (as defined in Section 9(c)(iii)).
(c)    For purposes of Section 9 of this Agreement, the following definitions shall apply:
(i)    “Material Contact” means the contact between you and each customer or prospective customer (a) with which you dealt on behalf of NCR, (b) whose dealings with NCR were coordinated or supervised by you, (c) about whom you obtained confidential information in the ordinary course of business as a result of your association with NCR, or (d) who receives products or services authorized by NCR, the sale or provision of which results, resulted or, with regard to prospective customers, would have resulted in compensation, commissions, or earnings for you within the 2 years prior to the date of your termination;
(ii)    “Competing Products/Services” are any products, services, solutions, platforms, or activities that compete, directly or indirectly, in whole or in part, with one or more of the products, services or activities produced, provided or engaged in by NCR (including, without limitation, products, services or activities in the planning or development stage during your NCR employment) at the time of your separation from NCR and during the 2 years prior to termination of your NCR employment;
(iii)    A “Competing Organization” is any person, business or organization that sells, researches, develops, manufactures, markets, consults with respect to, distributes and/or provides referrals with regard to one or more Competing Products/Services and includes, without limitation, all entities on the Competing Organization List;
(iv)    The “Competing Organization List,” which the Company updates from time to time, provides examples of companies that, as of the date of the List’s publication, meet the definition of Competing Organization under Section 9(c)(iii) above. However, the Competing Organization List is not comprehensive and, in the event of a conflict between Section 9(c)(iii) and the Competing Organization List, Section 9(c)(iii) controls. The most recent version of the Competing Organization List in effect at the time of the termination of your NCR employment, which is available on the NCR HR intranet, or from the NCR Law Department or HR upon request, is the version to consult for relevant examples of Competing Organizations for purposes of this Agreement. As of the Grant Date, the companies listed in this Section (and the subsidiaries and affiliates of each) constitute the Company’s Competing Organization List for 2020. This list will remain in effect until an updated list is approved/posted. You understand that the non-competition provisions in this Agreement are not limited to those included on the list below, that other companies may qualify as competitors under this Agreement, and that you may be restricted from accepting employment or other work from such other companies, subject to the terms of this Agreement.

ACI Worldwide	Global Payments	PAR Technology
Acuative	HP Inc.	Flooid
Agilysys	Infor	Q2
Altametrics	Jack Henry & Assoc.	Qu
Appetize	Temenos AG	Revel Systems
Aptos	Korala Associates Ltd.	Square
Diebold Nixdorf	Lavu Inc.	Tillster
Dimension Data/NTT	LOC Software	Toast, Inc.
FIS	Manhattan Associates	Toshiba TEC
Fiserv (Includes First Data and Clover)	Hyosung TNS	Toshiba Global Commerce Solutions
Fujitsu	NSC Global	Unisys
Getronics	Office Depot (Compucom)	Upserve (Breadcrumb)
Gilbarco Veeder-Root	Open Table	Zebra Technologies Corp
GK Software	Oracle

(v)    All references to “NCR employment” in this Section 9 refer to your employment by NCR (including any Employer) and shall also be deemed to include your employment by any company the stock or substantially all the assets of which NCR has acquired during the period applicable to the 2-year look back for the restrictive covenants referred to herein.
(d)    Consideration. You acknowledge that (i) you would not have received the benefits and consideration provided under this Agreement, including the potential future vesting of equity awards, but for your consent to abide by the Post-Employment Restricted Covenants contained in Section 9(b); (ii) you must abide Section 9(b) regardless of whether any Options or restricted stock units or other equity have vested or been distributed as of the time of any violation of its terms; and (iii) your agreement to Section 9(b) is a material component of the consideration for this Agreement.
(e)    Remedies. You agree that, if you breach any of the provisions of this Agreement: (i) NCR shall be entitled to all of its remedies at law or in equity, including but not limited to money damages and injunctive relief; (ii) in the event of such breach, in addition to NCR’s other remedies, any unvested Options and restricted stock units will be immediately forfeited and deemed canceled, and you agree to pay immediately to NCR the Fair Market Value of any Options and restricted stock units that vested during the 18 months prior to the date of your termination of employment (or if applicable law mandates a maximum time that is shorter than 18 months, then for a period of time equal to the shorter maximum period), without regard to whether you continue to own the Shares associated with such Options or restricted stock units; and (iii) NCR shall also be entitled to an accounting and repayment from you of all profits, compensation, commissions, remuneration or benefits that you (and/or the applicable Competing Organization) directly or indirectly have realized or may realize as a result of or in connection with any breach of these covenants, and such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which NCR may be entitled at law or in equity. For U.S. employees, pursuant to the Defense of Trade Secrets Act, NCR may also recover punitive damages and attorneys’ fees, and may also seek and be awarded ex parte seizure of property necessary to prevent the unauthorized use, transfer and disclosure of trade secrets.
(f)    Subsequent Employment. You agree that, while employed by NCR and for 1 year thereafter, you will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which you intend to become employed by, contract for, associated with or represent, prior to accepting and engaging in such employment, contract, association and/or representation.
(g)    Tolling. [FOR US EMPLOYEES ONLY:] You agree that the Restricted Period will be tolled and suspended during the period of any violation of its terms and for the pendency of any legal proceedings to enforce any of the covenants set forth in this Section 9 and that no time that is part of or subject to such tolling and suspension will be counted toward the 12-month duration of the Restricted Period.
(h)    Reasonable and Necessary. You agree that the Post-Employment Restrictive Covenants set forth in Section 9(b) are reasonable and necessary for the protection of NCR’s legitimate business interests, that they do not impose a greater restraint than is necessary to protect the goodwill or other business interests of NCR, that they contain reasonable limitations as to time and scope of activity to be restrained, that they do not unduly restrict your ability to earn a living, and that they are not unduly burdensome to you.
(i)    Severability. Each clause of this Agreement and Section constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of NCR’s interests. If any part or clause of this Section 9 is held unenforceable, it shall be severed and shall not affect any other part of Section 9 and this Agreement.
(j)    Amendment for California Employees Only. Section 9(b)’s Non-Competition, Non-Solicitation, and Non-Recruit/Hire restrictions do not apply to you if, following the termination of your NCR employment, you continue to reside or work in California or any other jurisdiction that prohibits the application thereof. Notwithstanding the foregoing, you are and shall continue to be prohibited from any unauthorized use, transfer, or disclosure of the Company’s Confidential Information, including trade secrets, pursuant to the California Trade Secrets Act, the U.S. Defend Trade Secrets Act of 2016, your confidentiality and non-disclosure agreements with NCR, and any other applicable federal, state and common law protections afforded proprietary business and trade secret information.
(k)    Non-U.S. Country-Specific Amendments. The restrictions contained in Section 9(b)(2) and/or (3) do not apply to you if, following the termination of your NCR employment, you continue to reside or work in a country that mandates, as a non-waiveable condition, continued pay during the Restricted Period, unless NCR advises you it will tender such pay, which shall be in the minimum amount required by local law. Section 9(b)(2) and/or (3) do not apply to you if you are terminated without cause (as this term or concept is defined by applicable law) and you reside in a country that requires termination for cause in order to enforce post-employment non-competition and/or non-solicitation restrictions. [FOR EMPLOYEES IN ARGENTINA, BELGIUM, CHINA, CZECH REPUBLIC, ISRAEL, SERBIA ONLY:] The restrictions set forth in Section 9(b)(2) and/or (3), as the case may be, shall have the additional consideration of a monthly payment from NCR during the term of the Agreement in such amount as is minimally required by law (“Non-Competition Compensation”); however, NCR may at any time, and it its sole discretion, waive the obligations and duties set forth in Section 9(b)(2) and/or (3), which shall release NCR from the obligation of making Non-Competition Compensation payments. Subject to the foregoing and local law, Non-Competition Compensation, if calculated based on monthly salary, will exclude any bonus, commissions, ex gratia payments, payments under any share option or incentive plan, benefits, “thirteenth-month” salary, or any payment in respect of any vacation entitlement accrued or that would have accrued during the period of the Agreement, and the payment of Non-Competition Compensation shall be made in monthly installments starting 1-month after the start of the Restricted Period (or, if applicable law mandates a maximum time that is shorter than 1 month, then for a period of time equal to that shorter maximum period) (“Payment Period”). If NCR does not commence the Non-Competition Compensation payments within the Payment Period, this shall affect a mutual release of Section 9(b)(2) and (3) obligations and no separate waiver need be provided by NCR. In such circumstances, you will not be subject to any ongoing non-competition or non-solicitation obligations, nor will NCR have any obligation to pay the Non-Competition Compensation; however, this release does not extend to the obligations under Section 9(b)(1), which will continue to apply. [FOR EMPLOYEES IN DENMARK, FRANCE, GERMANY ONLY:] Section 9(b)(2) and (3) of this Section do not apply to you if, following the termination of your NCR employment, you continue to reside or work in Denmark, France, or Germany; however, Section 9(b)(1) shall continue to apply. [FOR EMPLOYEES IN UAE ONLY:] In the event that you breach the Section 9(b)(3) Non-Competition restrictive covenant, you acknowledge that NCR will suffer irreparable damage, and you promise to pay NCR on demand damages in a sum equal to the amount of 6 months of your salary that was in effect when your NCR employment ended. You acknowledge that this sum represents a reasonable estimate of damages that NCR will suffer, and that, where local law allows, NCR may seek additional compensatory damages.
(l)     [FOR U.S. EMPLOYEES ONLY:] Pursuant to the Defend Trade Secrets Act of 2016, you understand that:  an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
10. Arbitration, and Class, Collective, and Representative Action Waiver. [FOR U.S. EMPLOYEES ONLY:] You and NCR (collectively, the “Parties”) agree that any controversy or claim arising out of or related to this Agreement and/or with respect to your employment with NCR shall be resolved by binding arbitration; the obligation to arbitrate shall also extend to and encompass any claims that you may have or assert against any NCR employees, officers, directors or agents. Notwithstanding the foregoing, the following disputes and claims are not covered by this Arbitration provision and shall therefore be resolved in any appropriate forum as required by the laws then in effect: claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance; claims for temporary or preliminary injunctive relief (including a temporary restraining order) in aid of arbitration or to maintain the status quo pending arbitration; and any other dispute or claim that has been expressly excluded from arbitration by statute. The Parties further agree that in the event of a breach of this Agreement, NCR or you may, in addition to any other available remedies, bring an action in a Court of competent jurisdiction for equitable relief pending appointment of an arbitrator and completion of an arbitration; and, in such instance, shall not be required to post a bond. If any portion of this Arbitration provision is held unenforceable, it shall be severed and shall not affect the duty to arbitrate nor any other part of this Section. In addition:
(a)    The Parties agree that any demand for arbitration shall be filed within the statute of limitations applicable to the claim or claims upon which arbitration is sought or required, or the claim shall be barred. Arbitration shall be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (available at www.ADR.org) to the extent not inconsistent with the terms of this Agreement. The arbitrator shall allow discovery in the form of: (1) the mutual exchange of documents (as defined under the Federal Rules of Civil Procedure) pertaining to the claim being arbitrated and for which there is a direct and demonstrable need; and (2) up to three depositions by each party. However, notwithstanding these general limitations, upon good cause shown, in a personal or telephonic hearing, the arbitrator may allow additional, non-burdensome discovery. The arbitrator shall balance the likely importance of the requested materials with the cost and burden of the discovery sought, and when disproportionate, the arbitrator may deny the request(s) or require that the requesting party advance the reasonable cost of production to the other side. Issues of arbitrability shall be determined in accordance with the U.S. federal substantive and procedural laws relating to arbitration; in all other respects, this Agreement shall be governed by the laws of the State of Georgia in the United States, without regard to its conflict-of-laws principles, and the arbitration shall be held in the metropolitan Atlanta, Georgia area, with the exception of employees who primarily reside and work in California or Washington, for whom arbitration shall be held in California and Washington respectively, and with respect to controversies arising in California, to which California law shall apply. The arbitration shall be held before a single arbitrator who is an attorney having at least five years of experience in employment law. The arbitrator’s decision and award shall be written, final and binding and may be entered in any court having jurisdiction. The Parties agree that nothing in this Agreement relieves them from any obligation they may have to exhaust certain administrative remedies before arbitrating any claims or disputes under this Agreement. Each party shall bear its own attorney fees associated with the arbitration; other costs, and the expenses of the arbitration, shall be borne as provided by the rules of the American Arbitration Association.
(b)    Class, Collective and/or Representative Action Waiver. To the maximum extent permitted by law: (1) all covered claims under this Agreement must be brought in your individual capacity, and not as a plaintiff or class member in any purported class, collective or representative proceeding; (2) no claims may be brought or maintained on a class, collective or representative basis either in Court or in arbitration, notwithstanding the rules of the arbitral body; (3) such claims will be decided on an individual basis in arbitration pursuant to this Agreement; and (4) the Parties expressly waive any right with respect to any covered claims to submit, initiate, or participate as a plaintiff, claimant or member in a class action or collective action, regardless of whether the action is filed in arbitration or in court. Claims may not be joined or consolidated in arbitration with disputes brought by or against other individual(s), unless agreed to in writing by the Parties (you, NCR, and the other individual(s)). Any issue concerning the validity of this class, collective or representative action waiver, and whether an action may proceed as a class, collective or representative action, must be decided by a Court, and an arbitrator shall not have authority to consider the issue of the validity of this waiver or whether the action may proceed as a class, collective or representative action. If, for any reason, this class, collective and/or representative action waiver is determined to be unenforceable, then the class, collective or representative claim may proceed only in a Court of competent jurisdiction and may not be arbitrated. No arbitration award or decision will have any preclusive or estoppel effect as to issues or claims in any future dispute.
11. Compensation Recovery Policy. By accepting the Option, you agree that, to the extent the Option constitutes “Covered Incentive Compensation” under NCR’s Compensation Recovery Policy as amended from time to time (the “ Recovery Policy”), then notwithstanding any provision of this Agreement, you may forfeit the Option or be required to repay the Option Shares or the proceeds received from disposing of the Option Shares under the Recovery Policy. You agree that NCR may, to the extent permitted or required by law or regulation (including the Dodd-Frank Act), enforce any repayment obligation under the Recovery Policy by reducing any amounts that may be owing from time to time by NCR to you, whether in the form of wages, severance, vacation pay or any other benefit or for any other reason, or enforce any other recoupment permitted by applicable law or regulation.
12. Beneficiaries. Beneficiaries may be designated (and designations may be changed or revoked), in the manner required by the Plan Administrator, to receive all or part of Option in case of your death. In the event of your death, any portion of the Option subject to such a designation that has not been superseded, modified or revoked in accordance with such procedures will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other portion of the Option not designated by you will be distributable to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder (as determined by NCR in its sole discretion), the Option Shares in question may be purchased by and distributed to your estate, in which event NCR shall have no further liability to anyone with respect to the Option or such Option Shares. For information about TPA beneficiary procedures, or to revoke or change a beneficiary designation, call Fidelity at 1-800-544-9354 (U.S. grantees) or 1-800-544-0275 (non-U.S. grantees). Non-U.S. employees may access the toll-free number at: https://www.fidelity.com/customer-service/phone-numbers/overview.
13. Data Privacy. By entering into this Agreement, you understand and acknowledge that your personal data may be processed, in electronic or other form as described in the NCR Employee Privacy Notice applicable to your jurisdiction.
14. Non-Disclosure of Confidential Information, Including Trade Secrets.  You acknowledge and agree that your employment with NCR created a relationship of confidence and trust between you and NCR with respect to confidential information of or within the possession of NCR (“NCR Confidential Information”). You further acknowledge and agree that your particular position and its job duties exposed you to a broad variety of sensitive, confidential and non-public information of competitive or other value.  You warrant and agree that (a) you will keep in confidence and trust all NCR Confidential Information; (b) you have not transferred, used or disclosed any NCR Confidential Information, or assisted others in transferring, using or disclosing NCR Confidential Information, other than as necessary in the ordinary course of performing your duties as an NCR employee and in accordance with NCR’s policies; and (c) you will not transfer, use or disclose NCR Confidential Information, or assist others with the transfer, use or disclosure of NCR Confidential Information, without the prior written consent of NCR, which may be granted or withheld in NCR’s sole discretion, for any reason or no reason.  [US EMPLOYEES ONLY:] Notwithstanding the foregoing, you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Should you receive a disclosure demand from any government agency, you may reach out to NCR’s General Counsel or its law department for assistance, but you are not required to do so.  Further, nothing in this Agreement is intended to or shall preclude you from providing truthful testimony or providing truthful information in response to a valid subpoena, court order or discovery request in any public proceeding, provided, to the extent permitted by law, you have provided to NCR as much advance notice as practicable of any such compelled disclosure, so as to enable NCR to seek to limit, condition or quash such disclosure.
15. Compensation; No Advice Regarding Grant. Your Plan participation is voluntary. The value of the Option is an extraordinary item of income, is not part of your normal or expected compensation and will not be considered in calculating any severance, redundancy, end of service payments, bonus, long-service awards, pension, retirement or other benefits or similar payments. The Plan is discretionary in nature. The Option is a one-time benefit that creates no contractual or other right to further awards or other future benefits. Future grants (if any) and their terms are at the sole discretion of NCR. NCR is not (a) providing any tax, legal or financial advice, or (b) making any recommendations about your Plan participation, or any transaction relating to your Option or Shares. You should consult with your own personal tax, legal and financial advisors before taking any Plan-related action.
16. Electronic Documents and TPA Information. This Agreement, including without limitation Section 9, is executed electronically, and is immediately binding upon your electronic acceptance. If you reside in a country that requires original ink signatures on paper, you waive this requirement to the extent permitted by law. You agree to receive all Award related documents electronically, and to participate in the Plan online through the TPA electronic system. Summaries and other information shown on the TPA website, which may be updated from time to time, shall be subject to the determinations of the Committee and the Plan Administrator, the Plan and this Agreement. The determinations of the Committee and the Plan Administrator, the Plan and this Agreement will govern in the event of any conflict with such TPA website summaries and other information.
17. Severability, Waiver and Conflicting Terms. The provisions of this Agreement are severable. If a court or other tribunal of competent jurisdiction holds any provision unenforceable or invalid, such provision will be severed and will not affect any other part hereof, which will be enforced as permitted by law; except that to the extent such invalid provision can be rendered valid by modification, you agree that the court or tribunal shall so modify such provision to render it valid and enforceable to the fullest extent permitted by law. You acknowledge that a waiver by NCR of breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement or any subsequent breach of this Agreement. If this Agreement conflicts with the Plan in any respect, the Plan terms will prevail, except that Section 10 of this Agreement will prevail with respect to the law governing this Agreement and all claims relating to this Agreement.
18. Amendment. The NCR Board of Directors or the Committee or any delegate may amend your Award terms in this Agreement, except that no such amendment will be made that would materially impair your rights hereunder without your consent, except such an amendment made to comply with applicable law, including Code Section 409A, stock exchange rules or accounting rules.
19. Rules for Participants in Non-U.S. Jurisdictions. Notwithstanding anything herein or in the Plan to the contrary, if you are or become subject to the laws of a non-U.S. jurisdiction, your Award will be subject to (i) the special rules in Appendix A to this Agreement for your country and the laws and requirements of such non-U.S. jurisdiction to the extent so determined in the sole discretion of the Plan Administrator for legal or administrative reasons, and (ii) this Agreement’s terms and conditions are deemed modified to the extent determined in the sole discretion of the Plan Administrator for legal or administrative reasons. Subject to Section 18, the Committee or the Plan Administrator may amend this Agreement before or after an Award is made and take any other action deemed appropriate in its sole discretion to obtain approval or comply with any necessary local governmental regulatory requirements or exemptions.
20. Code of Conduct Certification; Compliance with Insider Trading Laws and NCR Insider Trading Policy. Notwithstanding anything herein to the contrary, the Option and your right to exercise it are expressly conditioned upon your timely annual certification to the NCR Code of Conduct. If you do not timely provide any certification required by the Employer before vesting of any portion of the Option, that portion of the Option will be forfeited, except that no such forfeiture will occur unless you are provided written notice (which notice may be provided by email) of the impending forfeiture, and you do not provide your certification to NCR’s Code of Conduct within thirty days following such notice.
With respect to your Option and any Shares provided under this agreement, you understand and agree that you are responsible for reviewing, understanding and complying with Insider Trading laws and NCR’s Insider Trading Policy (available on the internet or by request from the NCR Law Department), and that you may not trade in NCR securities except in compliance with the NCR Insider Trading Policy (as may be amended from time to time), which is incorporated herein by reference. You should consult an attorney if you have questions concerning such matters.
The parties intend that payments under this Agreement comply with Code Section 409A or are exempt therefrom, and this Agreement shall be interpreted, administered and governed in accordance with such intent.
21. No Employment Modification. The Plan and this Agreement do not constitute a contract of employment or impose on you or any Employer any obligation to retain you as an employee, to change the status of your employment, or to change the Employer’s policies regarding termination of employment. For U.S. employees, employment with the Employer is at will, which means that you or the Employer may terminate the employment relationship at any time, with or without cause, unless otherwise provided in a valid, formal written employment agreement signed by you and an officer of the Employer.
22. Execution and Validity of Agreement. This Agreement shall be binding and effective upon NCR on the Grant Date. However, you will forfeit your Award and this Agreement shall have no force and effect if you do not duly execute it electronically on the TPA website at www.netbenefits.fidelity.com, in the form required by the Plan Administrator, within ninety (90) days after the Grant Date (or by other date required by the Plan Administrator).

APPENDIX A
PROVISIONS FOR NON-U.S. PARTICIPANTS

2020 Premium-Priced Stock Option Award Agreement
Article I. Provisions for All Non-U.S. Participants
The following terms and conditions set forth in this Article I of Appendix A apply to Participants residing outside the United States or otherwise subject to the laws of a non-U.S. country. In general, the terms and conditions in this Appendix A supplement the provisions of the Agreement, unless otherwise indicated herein.
1.Nature of Grant. By accepting the Option, you acknowledge, understand and agree that: (a) your Option and Shares acquired under the Plan are not intended to replace any pension rights or compensation; (b) the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty; (c) if the underlying Shares do not increase in value, the Option will have no value; (d) if you exercise the Option and acquire Option Shares, the value of such Option Shares may increase or decrease in value, even below the Exercise Price; (e) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from your Termination of Employment (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of the Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against NCR, any of its Subsidiaries or Affiliates or the Employer, waive your ability, if any, to bring any such claim, and release NCR, its Subsidiaries, Affiliates and the Employer from any such claim; if notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; (f) for purposes of the Option, your employment or service relationship will be considered terminated on the date you no longer actively provide services to any NCR or any Subsidiary (regardless of the reason for termination and whether later found invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of any employment agreement), and unless otherwise expressly provided in this Agreement or determined by NCR, (i) your right to vest in the Option (if any) will terminate on such date and will not be extended by any notice period (e.g., your period of service will not include any contractual notice period or any “garden leave” or similar period mandated under employment laws in such jurisdiction or any employment agreement); and (ii) any exercise period for the Option after such Termination of Employment will begin on the date you cease providing such services and will not be extended by any notice period mandated under employment laws in the jurisdiction where you are employed or terms of your employment agreement, if any; the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Option (including whether you may still be considered to be providing services while on a leave of absence); (g) unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company; and (h) neither NCR, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or of any amounts due to you pursuant to the exercise of the Option or the subsequent sale of any Option Shares acquired upon exercise.
2.Language. If you received this Agreement or any Plan related document translated into a non-English language, the English versions will control in the event of conflict. You acknowledge that it is your express wish that this Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.  By accepting your Award, you confirm having read and understood the Plan and this Agreement, including all terms and conditions of each, which were provided in English.  You accept the terms of those documents accordingly.
3.Conditions for Issuance. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of the Option prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. The Option grant is not intended to be a public offering of securities in your country, and the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities in connection with this grant, and the Option grant is not subject to the supervision of the local securities authorities.
4.Repatriation and Other Non-U.S. Compliance Requirements. As a condition of the grant of your Option, you agree to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends) in accordance with local foreign exchange rules and regulations in your country of residence (and your country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company, its Subsidiaries and Affiliates, as may be required to allow the Company, its Subsidiaries and Affiliates to comply with local tax, exchange control, insider trading and other laws, rules and regulations in your country of residence (and your country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and your country of employment, if different) with respect to the Option and the Option Shares subject thereto.
5.Insider Trading /Market Abuse Laws. You acknowledge that your country of residence may subject you to insider trading and/or market abuse laws, which may restrict your ability to acquire or sell Shares or rights to Shares or exercise your Option during times you are considered to have “inside information” about NCR (as defined by your country’s laws). Such restrictions apply in addition to any NCR insider trading policy restrictions. You acknowledge that it is your responsibility to comply with any applicable restrictions. You should consult with your personal advisor on these matters.
Article II. Country-Specific Provisions for Non-U.S. Participants
This Article II of Appendix A includes special terms and conditions that apply if you reside in the below countries. These terms and conditions are in addition to (or, if indicated, in place of) those set forth in the Agreement. Capitalized terms used but not defined in this Article II have the Agreement definitions (or if none, the Plan definitions). This Article II also includes information relating to exchange control and other issues that you should be aware of with respect to Plan participation. The information is based on the exchange control, securities and other laws in effect in the respective countries as of the Grant Date. Such laws are often complex and change frequently. As a result, NCR strongly recommends that you do not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Option is exercised or Shares acquired under the Plan are sold. In addition, the information is general in nature and may not apply to your particular situation and NCR is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than the one in which you are currently working, are considered a citizen or resident of another country for local law purposes, or transfer employment or residency to another country after the Grant Date, the notifications contained herein may not be applicable to you. In addition, NCR shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you.
CHINA
Exercise of Option. This provision supplements Section 6 of the Agreement. Due to regulatory requirements in the People’s Republic of China (“China”), the Exercise Price may only be paid through a broker-assisted cashless exercise pursuant to which you provide irrevocable instructions to NCR’s designated broker to effect the immediate sale of all of the exercised Option Shares and remit to NCR, out of the sale, sufficient funds to cover the aggregate Exercise Price payable for the exercised Option Shares. The remaining sale proceeds, less the amount of any Tax-Related Items and broker’s fees or commissions, will be remitted to you in accordance with applicable exchange control laws and regulations. You will not be permitted to hold Shares after exercise. NCR reserves the right to allow additional methods of exercise depending on the development of local law.
Exchange Control Restrictions. You understand and agree that, if you are subject to exchange control laws in China, you will be required to immediately repatriate to China the proceeds from the sale of any Option Shares acquired under the Plan. You further understand that such repatriation of the proceeds may need to be effected through a special exchange control account established by NCR or a Subsidiary or Affiliate, and you hereby consent and agree that the proceeds from the sale of Option Shares acquired under the Plan may be transferred to such account by NCR (or the broker) on your behalf prior to being delivered to you. You also agree to sign any agreements, forms and/or consents that may be reasonably requested by NCR (or the broker) to effectuate such transfers.
The proceeds may be paid to you in U.S. dollars or local currency at NCR’s discretion. If the proceeds are paid to you in U.S. dollars, you understand that you will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to you in local currency, (i) you acknowledge that NCR is under no obligation to secure any particular exchange conversion rate and that NCR may face delays in converting the proceeds to local currency due to exchange control restrictions, and (ii) you agree to bear any currency fluctuation risk between the time the Option Shares are sold and the time the proceeds are converted to local currency and distributed to you. Finally, you agree to comply with any other requirements that may be imposed by NCR in the future in order to facilitate compliance with exchange control requirements in China.
ISRAEL
Trust Arrangement. You understand and agree that this Award is offered subject to and in accordance with the terms of the Plan and its Israeli specific terms in this Article II of Appendix A. Upon exercise, the Shares shall be controlled by the Company’s trustee appointed by the Company or its Subsidiary or Affiliate in Israel (the “Trustee”) for your benefit for at least such period of time as required by Section 102 or any shorter period determined under the Israeli Income Tax Ordinance (New Version), 5721-1961 as now in effect or as hereafter amended (the “Ordinance”) (with respect to the “capital gain route”) or by the Israeli Tax Authority (the “Lock‑Up Period”). You shall be able to request the sale of the Shares or the release of the Shares from the Trustee, subject to the terms of the Plan, this Agreement and any applicable Israeli tax law. Without derogating from the aforementioned, if the Shares are released by the Trustee during the Lock‑Up Period, the sanctions under Section 102 of the Ordinance shall apply to and be borne by you. The Shares shall not be sold or released from the control of the Trustee unless the Company, the Subsidiary or Affiliate and the Trustee are satisfied that the full amount of Tax-Related Items due have been paid or will be paid in relation thereto. Notwithstanding any provision of this Agreement or the Plan to the contrary except the provisions in Section 3 and 4 of this Agreement relating to a Good Reason Termination (as defined herein) or your Retirement (in each case, to the extent specifically applicable to you), in the event of your resignation from service with NCR or the Employer due to any reason, including worsening of employment conditions, or any other reason relating to conditions of employment, all unvested Options and restricted stock units will automatically terminate and be forfeited and no Shares or cash will be issued or paid to you (as the case may be).